EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Verity Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-113776, 333-99755, 333-91138, 333-68586, 333-68096, 333-60676, 333-51642, 333-89701, 333-66913, 333-44877, 333-43905, 333-36527, 333-26869, 333-24753 and 333-2600) on Form S-8 of Verity, Inc. of our report dated June 22, 2004, with respect to the consolidated balance sheet of Verity, Inc. and subsidiaries as of May 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for the year then ended and the related financial statement schedule, which report appears in the May 31, 2004 annual report on Form 10-K of Verity Inc.

/s/ KPMG LLP

Mountain View, California
August 11, 2004

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